Exhibit 10.10

AMENDED AND RESTATED MANAGEMENT AGREEMENT

This Amended and Restated Management Agreement, dated as of May 11, 2007, is entered into by and between Watson & Taylor Management, Inc., a Texas corporation (“WTMI”), and Prudential-Bache/Watson & Taylor, Ltd. - 2, a Texas limited partnership (the “Partnership”), amends and restates the Management Agreement, dated as of March 1998.

W I T N E S S E T H :

WHEREAS, the Partnership owns a combination retail, office-warehouse, office, and self-service storage facility located in Capitol Heights, Prince George’s County, Maryland (the “Property”); and

WHEREAS, WTMI is in the business of managing other facilities both similar and dissimilar to the Property; and has been managing the Property since March 1998; and

WHEREAS, the Partnership desires that the Property be managed efficiently; and

WHEREAS, the Partnership has been engaged in an accelerated capital improvement program, which WTMI has been managing;

WHEREAS, the Partnership believes it is appropriate to compensate WTMI for its services in connection with the accelerated capital improvement program by increasing the management fee for the period of time January 1, 2005 through March 31, 2007; and

WHEREAS, the Partnership believes that the increase in the management fee for such period of time will provide WTMI with compensation competitive in price and terms;

NOW, THEREFORE, in consideration for the mutual covenants herein contained, the parties hereby agree as follows:

1.	Employment.

(a) The Partnership hereby employs WTMI and WTMI hereby accepts such employment as manager of the Property (subject to termination pursuant to Section 5 below), upon the terms and conditions hereinafter set forth.

(b) The Partnership acknowledges that WTMI is in the business of managing mini-warehouse, office/showroom warehouse, and other properties both for its own account and for others. It is hereby expressly agreed that WTMI and its affiliates may continue to engage in such activities, may manage additional facilities (whether or not such other facilities may be in direct or indirect competition with the Partnership), and may in the future engage in other business which may compete directly or indirectly with the Partnership.

(c) In the performance of its duties under this Agreement, WTMI shall occupy the position of an independent contractor with respect to the Partnership. Nothing contained herein shall be construed as making the parties hereto partners or joint venturers, nor, except as expressly otherwise provided for herein, construed as making WTMI an agent or employee of the Partnership.

2.	Duties and Authority of WTMI

(a) General Duties and Authority. Subject only to the restrictions and limitations provided in paragraphs (n) and (o) of this Section 2 and the right of the Partnership to terminate this Agreement as provided in Section 5 hereof, WTMI shall have the sole and exclusive authority to fully and completely supervise the Property and supervise and direct the business and affairs associated or related to the daily operation thereof and to that end to cause or direct the Partnership to execute such documents or instruments and hire or discharge such employees as may be deemed reasonably necessary or advisable. Such duties and authority shall include those set forth as follows which are not in limitation of the foregoing.

(b) Renting of Property. WTMI shall establish policies and procedures for directing the marketing activities of personnel engaged by or on behalf of the Partnership. WTMI shall have the sole discretion, which discretion shall be exercised in good faith, to establish the terms and conditions of occupancy by the tenants of the Property, and WTMI is hereby authorized to direct and control the Partnership employees, or those employed on behalf of the Partnership, in entering into rental agreements on behalf of, in the name of, and for the account of the Partnership with such tenants and in collecting rent from such tenants. WTMI shall cause the Partnership to advertise in such media and to the extent that it deems necessary and appropriate.

(c) Repair, Maintenance, and Improvement. WTMI shall make and execute, or supervise and have control over the making and executing of all decisions concerning the acquisition of furniture, fixtures, equipment, and supplies for the Property, and the purchase, lease, or other acquisition of the same on behalf of, in the name of, and for the account of the Partnership. WTMI shall make and execute, or supervise and have control over the making and executing, of all decisions concerning the maintenance, repair, and landscaping of the Property; and shall negotiate and contract for and supervise the installation of all capital improvements related to the Property. However, all capital improvements shall be subject to the prior written consent of the Partnership.

(d) Personnel. WTMI, or personnel engaged on behalf of the Partnership acting pursuant to the direction of WTMI, shall select all vendors, suppliers, contractors, subcontractors, and employees with respect to the Property and shall hire, discharge, and supervise all labor and employees required for the operation (including billing and collections) and maintenance of the Property, including attorneys, accountants, consultants, and clerical employees; all such acts shall be on behalf of, in the name of, and for the account of the Partnership and any employees so hired shall be carried on the payroll of either WTMI or a corporation organized to employ such personnel. Employees shall be limited to on-site managers and relief managers unless agreed otherwise. All personnel employed on behalf of the Partnership shall be supervised by WTMI.

(e) Agreements. WTMI shall negotiate and execute on behalf of and in the name of the Partnership such agreements which WTMI deems necessary or advisable for the furnishing of utilities, services, concessions, and supplies, for the maintenance, repair, and operation of the Property and such other agreements which may benefit the Property or be incidental to the matters for which WTMI is responsible hereunder. All contracts shall be limited to a period of one year and shall be cancelable upon 30 days notice without penalty.

(f) Other Decisions. WTMI shall make all policy decisions, and shall have control over the making of all of the more routine decisions, in connection with the daily operation of the Property.

(g) Regulations and Permits. WTMI shall use its best efforts to cause all things to be done, on behalf of, in the name of, and for the account of the Partnership, on the Property necessary to comply with any statute, ordinance, law, regulation, or order of any governmental or regulatory body having jurisdiction over the Property, respecting the use of the Property or the maintenance and operation thereof, and with all orders and requirements of the local fire marshall or any other body which may hereafter exercise similar functions. WTMI shall cause the Partnership to apply for and attempt to obtain and maintain, on behalf of, in the name of, and for the account of the Partnership, all licenses and permits required or advisable (in the sole judgment of WTMI) in connection with the management and operation of the Property.

(h) Accounting. WTMI shall establish, supervise, direct, and maintain the operation of an accounting system and shall cause to be prepared and delivered to the Partnership, financial statements as follows:

(i) On or before fifteen (15) days after the close of each month, a statement of operations showing the results of operation of the Property for the preceding month and of the fiscal year-to-date.

(ii) On or before thirty (30) days after the close of the fiscal year, a balance sheet and related statement of operations showing the results of the operation of the Property during said fiscal year.

(i) Deposits and Disbursements. WTMI shall establish bank accounts in the name of the Partnership and shall deposit or cause personnel engaged on behalf of the Partnership to deposit therein all receipts and monies arising from the operation of the Property or otherwise received for and on behalf of the Partnership. WTMI shall disburse Partnership funds from said accounts on behalf and in the name of the Partnership in such amounts and at such times as disbursement of such revenues for payment of payroll, or employee leasing expense, and other obligations of the Partnership is required.

(j) Collection. WTMI shall supervise and direct personnel engaged on behalf of the Partnership in the collection and billing of all accounts payable and due to the Partnership with respect to the Property and shall be responsible for establishing policies and procedures to minimize the amount of bad debts.

(k) Legal Actions. WTMI shall cause to be instituted, on behalf of, and in the name of the Partnership any and all legal actions or proceedings WTMI deems necessary or advisable to collect charges, rent, or other income due to the Partnership with respect to the Property or to oust or dispossess tenants or other persons unlawfully in possession under any lease, license, concession agreement, or otherwise, and to collect damages for breach thereof or default thereunder by such tenant, licensee, concessionaire, or occupant. The costs of all such legal actions or proceedings shall be borne by the Partnership.

(l) Insurance. WTMI shall use its best efforts to assure that there is obtained and kept in force, at the expense of the Partnership, fire, comprehensive, liability, and other insurance policies in amounts generally carried with respect to similar facilities.

(m) Taxes. WTMI shall disburse from Partnership funds all taxes, and assessments properly levied on the Partnership with respect to the Property, on behalf of, in the name of and for the account of the Partnership. WTMI shall use its best efforts to assure that the Partnership maintains and implements a procedure for review by the Partnership of all amounts assessed on the Property.

(n) Restrictions. Notwithstanding anything to the contrary set forth in this Section 2, WTMI shall not be required to do, or cause to be done anything for the account of the Partnership (i) which may make WTMI liable to third parties; (ii) which may not be commenced, undertaken, or completed because of insufficient funds available in the accounts established pursuant to this Section; (iii) which may, under applicable law, constitute an impermissible delegation of the General Partners’ duties and responsibilities, including but not limited to, the purchase or construction of capital improvements, the sale or disposition of all or substantially all of the Partnership’s assets, and any action which may result in a change in the Partnership’s primary business; or (iv) which may not be commenced, undertaken, or completed because of acts of God, strikes, governmental regulations or laws, acts of war, riots, or other types of events beyond the control of WTMI whether similar or dissimilar to the foregoing.

(o) Limitations on WTMI’s Authority. Notwithstanding anything to the contrary set forth is this Section 2, WTMI shall not without obtaining the prior written consent of the Partnership, (i) rent space at the Property by written lease agreement for a term in excess of two years; or (ii) alter the buildings or other structures of the Property in any material manner.

3.	Duties of the Partnership.

The Partnership hereby agrees to cooperate with WTMI in the performance of its duties under this Agreement and to that end, upon the request of WTMI, to provide reasonable temporary office space for WTMI on the premises of the Property, give WTMI access to all files, books, and records of the Partnership relevant to the Property, and execute all documents or instruments and hire and discharge such employees as WTMI in its sole judgment deems necessary or advisable to enable it to fulfill its duties under this Agreement. Such employees shall include, but not necessarily be limited to resident managers, relief managers, and administrative personnel.

4.	Compensation of WTMI

(a) Management Fee for Property. Except as otherwise provided, the Partnership shall pay to WTMI as the full amount due for the services herein provided a management fee equal to 6.0% of the “Gross Revenue” derived from or connected with the Property for the period of January 1, 2005 to March 31, 2007 to compensate WTMI for managing an accelerated capital improvement program, and 4.5% of the “Gross Revenue” derived from or connected with the Property for all other periods. The Term “Gross Revenue” shall mean all receipts of the Property (whether or not received by WTMI on behalf of or for the account of the Property or Partnership) arising from the operation of the Property, including without limitation, rental payments of leasers of space in the Property, vending machine or concessionaire net revenues, maintenance charges, if any, paid by the tenants of the Property in addition to basic rent, parking fees, if any, and all money, whether or not described herein, paid for the use of the Property. Gross Revenue shall be determined on a cash basis. Gross Revenue shall not include security deposits collected until such time as the security deposits or the portion thereof is forfeited and applied to rent and other charges. The management fee for each month shall be paid promptly after the end of such month and shall be calculated on the basis of the Gross Revenue for such month. With respect to additional payments owing to WTMI which relate to the period of January 1, 2005 to March 31, 2007, such amount shall be paid on or prior to May 31, 2007.

(b) Support After Sale of Property. WTMI will cause Tom Maxfield and Linda Whitlock to provide the management services, that remain necessary after the closing of the sale of the Property for up to 60-days. WTMI will be compensated by the Partnership at a rate of $150 per hour for services provided by Tom Maxfield, and $100 per hour for services provided by Linda Whitlock subject to the applicable terms of the Partnership Agreement. No General Partners will be compensated for post closing support unless agreed upon by all General Partners in writing.

5.	Termination.

Upon 60 days written notice to the other party, either party may terminate this Agreement with or without cause. Additionally, the Partnership may terminate this Agreement upon the Partnership’s sale of the Property, except that Section 4(b) shall remain applicable for 60 days after the closing of the sale of the property, unless the parties otherwise agree in writing.

6.	Indemnifications.

The Partnership hereby agrees to indemnify and hold WTMI, all companies affiliated with WTMI; all officers, directors, and employees of WTMI harmless from any and all reasonable costs and expenses, reasonable attorney’s fees, suits, liabilities, judgments, damages, and claims in connection with the management of the Property (including the loss of use thereof following any damage, injury, or destruction), arising from any cause except for the misconduct, negligence, or negligent omissions on the part of WTMI or such other persons and entities. WTMI; all persons affiliated with WTMI; all officers, directors and employees of WTMI; and any affiliated persons also shall not be liable for any error of judgment or for any mistake of fact or law, as for anything which it may do or refrain from doing hereinafter, except in cases of willful misconduct or negligence. WTMI hereby agrees to indemnify and hold the Partnership harmless from any and all reasonable costs and expenses, reasonable attorney’s fees, suits, liabilities, judgments, damages, and claims in connection with the management of the Property arising from the willful misconduct or negligence of WTMI or any of its of affiliates.

7.	Assignment.

Neither this Agreement nor any right hereunder shall be assignable by the Partnership and any attempt to do so shall be void ab initio.

8.	Headings.

The headings contained herein are for convenience or reference only and are not intended to define, limit, or describe the scope or intent of any provision of this Agreement.

9.	Governing Law.

The validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties shall be governed by the laws of the State of New York.

10.	Notices.

Any notice required or permitted herein to be given in writing and shall be deemed given when personally delivered or when placed in the United States mails, first class postage prepaid, to the respective addresses of the parties set forth below their signatures on the signature page hereof, or to such other address as any party may give to the other in writing, or by facsimile.

11.	Severability.

Should any term or provision hereof be deemed invalid, void, or unenforceable either in its entirety or in a particular application the remainder of the Agreement shall nonetheless remain in full force and effect and, if the subject term or provision is deemed to be invalid, void, or unenforceable only with respect to a particular application, such term or provision shall remain in full force and effect with respect to all other applications.

12.	Successors.

This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their permitted assigns and successors in interest.

In Witness Whereof, the parties hereto have executed this Agreement as of the date first above written.

Watson & Taylor Management, Inc.

By:	/s/ George S. Watson

Name: George S. Watson Title: VP

Address: 4015 Beltline Road, Suite 770
Addison, Texas 75001

Prudential-Bache/Watson&Taylor, Ltd - 2

By:	Prudential-Bache Properties, Inc. Managing General Partner

By:	/s/ Julia Herbert

Name: Julia Herbert Title: VP

Address: 751 Broad Street
Newark, NJ 07102